UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 27, 2008

CHINA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-119034	98-0432681
(Commission File Number)	(IRS Employer Identification No.)

101 Convention Center Drive, Suite 700 Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Julianna Lu, BSc. MSc.
Chief Executive Officer

101 Convention Center Drive, Suite 700, Las Vegas, NV 89109-2001
(Address of principal executive offices) (Zip Code)
8E-C2, Global Trade Mansion, No.9A, GuangHua Road, Chaovang District,
Beijing PR China 100020
Issuer’s telephone Number: 86-10-6586-4790

Mailing Address
Suite 601 - 110 DaiYouBeiLi, HaiDian District, Beijing PR China 100091
Issuer’s telephone Number: 86-10-6586-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2008, China Holdings, Inc. and its’ controlled subsidiary: China Power, Inc. ( together ( “ the Company”) have entered A Land Acquisition, Land Right&Ownership Agreement (“ the Agreement”) with local government of Ontinute, Inner Mongolia, P.R. China ( “ Ontniute”) to exclusively acquire a total of 400 Million Square Meters of Industrial lands at a fixed price of 58,000 Yuan ( China Currency) Per Mu Lands ( 1 Mu = 667 Square Meters). The Agreement allows the Company to acquire all or part of the of 400 Million Square Meters of Industrial lands in next four years exclusively. The Agreement also allows the Company to apply for partial Lands RE-ZONING into Residential Lands or/and Commercial Lands for further Lands Development.

Under the “ Agreement”, China Power has the exclusive right with non-competition & non-solicit protections  to develop and construct ITS PR CHINESE GOVERNMENT AUTHORIZED INNER MONGOLIA ONTNIUTE WIND FARM POWER PLANTS ( Power Capacity 2000 MW Approximately (40 x 49.8 MW)) on this 400 Million Square Meters of Industrial lands.

On November 26, 2008, the Board of Directors of both China Holdings, Inc. and its’ controlled subsidiary: China Power, Inc. have affirmed its commitment to China Holdings, Inc.’s public stockholders to Issue A Total 4% Stocks Dividends of China Power, Inc. to All Stockholders of China Holdings, Inc. China Power’s 4% stocks dividends issurrance date will be the date when China Power, Inc. file with UNITED STATES SECURITIES AND EXCHANGE COMMISSION in 2009 as an IPO (“ Initial Public Offering”) legal processing and IPO Prospectus. The Company will issue a public press release and file with SEC Form 8-K for China Power’s 4% stocks dividends issurrance in 2009. The Company will speed up its substantial financings development, and partnerships with global private equity funds, and partnership with global major industrial partners, and structure investments to optimize returns of the Company’s global investors, stockholders and investments. The company has increased its commitment to develop and maximize all the stockholders’ value on a long-terms basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA HOLDINGS, INC.

Date: November 27, 2008	By:	/s/ julianna lu
Chief Executive Officer
Chairperson of Board Directors